PROSPECTUS	FILED PURSUANT TO RULE 424(b)(3) REGISTRATION NO. 333-291781

6,943,848 American Depositary Shares, Each Representing Five Ordinary Shares

Earlyworks Co., Ltd.

This prospectus relates to the resale by the selling shareholders named in this prospectus (the “Selling Shareholders”) from time to time of up to an aggregate of 6,943,848 American depositary shares (“ADSs”), with each ADS representing five ordinary shares (“Ordinary Shares”) of the Company (the ADSs and the Ordinary Shares together, the “Offered Securities”). The Offered Securities registered for resale consist of (i) 12,019,235 Ordinary Shares represented by 2,403,847 ADSs issuable upon the exercise of prefunded warrants (“First Closing Prefunded Warrants”), at an exercise price of $0.0005 per ADS, (ii) 12,019,235 Ordinary Shares represented by 2,403,847 ADSs issuable upon the exercise of ordinary warrants (“First Closing Ordinary Warrants”), at an exercise price of $2.72 per ADS, (iii) 480,770 Ordinary Shares represented by 96,154 ADSs issuable upon the exercise of placement agent warrants (“First Closing Placement Agent Warrants”), at an exercise price of $2.08 per ADS, (iv) 5,000,000 Ordinary Shares represented by 1,000,000 ADSs issuable upon the exercise of prefunded warrants (“Second Closing Prefunded Warrants”), at an exercise price of $0.0005 per ADS, (v) 5,000,000 Ordinary Shares represented by 1,000,000 ADSs issuable upon the exercise of ordinary warrants (“Second Closing Ordinary Warrants”), at an exercise price of $2.72 per ADS, and (vi) 200,000 Ordinary Shares represented by 40,000 ADSs issuable upon the exercise of placement agent warrants (“Second Closing Placement Agent Warrants”, together with the First Closing Prefunded Warrants, First Closing Ordinary Warrants, First Closing Placement Agent Warrants, Second Closing Prefunded Warrants, Second Closing Ordinary Warrants, the “Exercisable Securities”), all of which were issued pursuant to two private placement offerings that closed in October and November 2025 (the “2025 Private Placements”).

We will not receive any of the proceeds from the sale of the Offered Securities by the Selling Shareholders. Any Ordinary Shares represented by ADSs subject to resale hereunder will have been issued by us and acquired by the Selling Shareholders prior to any resale of such securities pursuant to this prospectus.

The Selling Shareholders and any of their respective pledgees, assignees and successors-in-interest, may offer or resell the Offered Securities from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. The Selling Shareholders will bear all commissions, discounts, and fees of underwriters, selling brokers or dealer managers and similar expenses if any, attributable to the sale of the Offered Securities. We will bear all costs, expenses and fees in connection with the registration of the Offered Securities. For additional information on the methods of sale that may be used by the Selling Shareholders, see “Plan of Distribution” beginning on page 28 of this prospectus.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus and any amendments or supplements carefully before you make your investment decision.

The ADSs are listed on the Nasdaq Capital Market, or Nasdaq, under the symbol “ELWS.” On December 9, 2025, the last reported sale price of the ADSs on Nasdaq was $5.80 per ADS.

Investing in the Offered Securities involves a high degree of risk, including the risk of losing your entire investment. Before making an investment decision, please read the information under the heading “Risk Factors” of this prospectus, and risk factors set forth in our most recent annual report on Form 20-F filed with the SEC on August 27, 2025 (the “2025 Annual Report”) and in other reports incorporated herein by reference.

We are a “foreign private issuer” and we are an “emerging growth company” under the federal securities laws and will be subject to reduced public company reporting requirements. See “Prospectus Summary— Implications of Being an Emerging Growth Company” and “Prospectus Summary—Implications of Being a Foreign Private Issuer” for additional information.

You should read this prospectus and any prospectus supplement or amendment carefully before you invest in any of our securities.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 10, 2025

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ABOUT THIS PROSPECTUS

This prospectus describes the general manner in which the Selling Shareholders identified in this prospectus may offer from time to time up to 6,943,848 ADSs, with each ADS representing five Ordinary Shares.

You should rely only on the information contained in this prospectus and the related exhibits, any prospectus supplement or amendment thereto, and the documents incorporated by reference, or to which we have referred you, before making your investment decision. We have not, and the Selling Shareholders has not, authorized any other person to provide you with different or additional information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus is not an offer to sell, nor is the Selling Shareholders seeking an offer to buy, the securities offered by this prospectus in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained in this prospectus or in any applicable prospectus supplement is accurate only as of the date on the front cover thereof or the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any applicable prospectus supplement or any sales of the securities offered hereby or thereby.

If necessary, the specific manner in which the securities may be offered and sold will be described in a supplement to this prospectus, which supplement may also add, update or change any of the information contained in this prospectus. To the extent there is a conflict between the information contained in this prospectus and any prospectus supplement, you should rely on the information in such prospectus supplement, provided that if any statement in one of these documents is inconsistent with a statement in another document having a later date—for example, a document incorporated by reference in this prospectus or any prospectus supplement—the statement in the document having the later date modifies or supersedes the earlier statement.

Neither the delivery of this prospectus nor any distribution of the securities pursuant to this prospectus shall, under any circumstances, create any implication that there has been no change in the information set forth or incorporated by reference into this prospectus or in our affairs since the date of this prospectus. Our business, financial condition, results of operations, and prospects may have changed since such date.

COMMONLY USED DEFINED TERMS

Unless otherwise indicated or the context requires otherwise, references in this prospectus or in a prospectus supplement to:

●	“ADRs” are to the American Depositary Receipts that may evidence the ADSs (defined below);

●	“ADSs” are to the American Depositary Shares of Earlyworks Co., Ltd., each of which represents five Ordinary Shares (defined below);

●	“Exchange Act” are to the Securities Exchange Act of 1934, as amended;

●	“Japanese yen” or “JPY” are to the legal currency of Japan;

●	“Nasdaq” are to the Nasdaq Stock Market LLC;

●	“Ordinary Shares” are to the ordinary shares of Earlyworks Co., Ltd.;

●	“SEC” are to the United States Securities and Exchange Commission;

●	“Securities Act” are to the Securities Act of 1933, as amended;

●	“U.S.”, “US” or “United States” are to United States of America, its territories, its possessions and all areas subject to its jurisdiction;

●	“US$,” “$,” “USD” or “U.S. dollars” are to the legal currency of the United States; and

●	“we,” “us,” “our,” “our Company,” or the “Company” are to Earlyworks Co., Ltd.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that reflect our current expectations and views of future events, all of which are subject to risks and uncertainties. Forward-looking statements give our current expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. You can find many (but not all) of these statements by the use of words such as “approximates,” “believes,” “hopes,” “expects,” “anticipates,” “estimates,” “projects,” “intends,” “plans,” “will,” “would,” “should,” “could,” “may,” or other similar expressions in this prospectus. These statements are likely to address our growth strategy, financial results, and product and development programs. You must carefully consider any such statements and should understand that many factors could cause actual results to differ from our forward-looking statements. These factors may include inaccurate assumptions and a broad variety of other risks and uncertainties, including some that are known and some that are not. No forward-looking statement can be guaranteed and actual future results may vary materially. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to:

●	assumptions about our future financial and operating results, including revenue, income, expenditures, cash balances, and other financial items;

●	our ability to execute our growth, and expansion, including our ability to meet our goals;

●	current and future economic and political conditions;

●	our capital requirements and our ability to raise any additional financing which we may require;

●	our ability to attract clients and further enhance our brand recognition;

●	our ability to hire and retain qualified management personnel and key employees in order to enable us to develop our business; and

●	other assumptions described in this prospectus underlying or relating to any forward-looking statements.

We describe certain material risks, uncertainties, and assumptions that could affect our business, including our financial condition and results of operations, under “Risk Factors,” elsewhere in this prospectus, and under the heading “Item 3. Key Information — D. Risk Factors” in the 2025 Annual Report, which is incorporated in this prospectus by reference. We base our forward-looking statements on our management’s beliefs and assumptions based on information available to our management at the time the statements are made. We caution you that actual outcomes and results may, and are likely to, differ materially from what is expressed, implied or forecast by our forward-looking statements. Accordingly, you should be careful about relying on any forward-looking statements. Except as required under the federal securities laws, we do not have any intention or obligation to update publicly any forward-looking statements after the distribution of this prospectus, whether as a result of new information, future events, changes in assumptions, or otherwise.

PROSPECTUS SUMMARY

The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements appearing elsewhere in this prospectus. In addition to this summary, we urge you to read the entire prospectus and other information incorporated by reference in this prospectus from our other filings with the SEC before deciding whether to invest in our securities.

Overview

We are a blockchain-based technology company incorporated in Japan. We deliver services and develop solutions based on our proprietary GLS to leverage blockchain technology in various business settings, including advertisement tracking, online visitor management, and sales of non-fungible tokens. Our customers represent a diverse range of industries, such as information technology, metaverse, advertisement, real estate, telecommunication and entertainment. We generate revenue from our (i) software and system development services, (ii) consulting and solution services, and (iii) sale of NFTs. For the fiscal years ended April 30, 2025, 2024 and 2023, we had total revenue of approximately JPY440.4 million (US$3.1 million), JPY179.4 million, and JPY46.6 million, respectively. Revenue generated from our software and system development services accounted for approximately 85.2%, 70.0% and 47.0% of our total revenue, respectively, revenue generated from our consulting and solution services accounted for approximately 14.8%, 1.6% and 48.2% of our total revenue, respectively, and revenue generated from the sale of NFTs accounted for approximately nil, 28.4% and 4.8% of our total revenue, respectively. For the same fiscal years, we had a net loss of approximately JPY256.7 million (US$1.8 million), JPY336.2 million and JPY382.3 million, respectively.

Our mission is to optimize business operations with our creative ideas and the use of blockchain technology. We believe in a data centric future where blockchain technology will be indispensable and widely used, due to its efficiency, security, and reliability.

Recent Developments

2025 Private Placement First Closing

On October 15, 2025, the Company completed a private placement offering (the “First Closing”) whereby the Company sold and issued to several investors (the “First Closing Investors”) in an initial closing (i) First Closing Prefunded Warrants to purchase up to an aggregate of 12,019,235 Ordinary Shares represented by 2,403,847 ADSs, at an exercise price of $0.0005 per ADS, and (ii) First Closing Ordinary Warrants to purchase up to an aggregate of 12,019,235 Ordinary Shares represented by 2,403,847 ADSs, at an exercise price of $2.72 per ADS, for a total purchase price of $5,000,001.76. The First Closing Prefunded Warrants were immediately exercisable on the date of issuance and will expire when exercised in full and the First Closing Ordinary Warrants were immediately exercisable and will expire on October 9, 2030. In addition, the First Closing Investors have the right to require the Company to sell to them up to an aggregate of 10,000,000 Ordinary Shares represented by 2,000,000 ADSs, consisting of $2,080,000 of ADSs at a per ADS price of $2.08 and ordinary warrants to purchase up to 1,000,000 ADSs exercisable at $2.72 per ADS, in a subsequent closing and on the same terms and conditions as the First Closing, subject to the Company’s ability to comply with applicable Japanese laws regarding such additional closing.

The Company received net cash proceeds of approximately $4.33 million in connection with the First Closing (after deducting placement agent fees and other expenses of the First Closing). The Company intends to use the net cash proceeds from the First Closing for expenses associated with the First Closing and to acquire 100% of the shares of a target company (the “Acquisition”).

The Company engaged Alexander Capital L.P. (“Alexander Capital” or “Placement Agent”) as the Company’s placement agent for the 2025 Private Placements, pursuant to a Placement Agency Agreement between Alexander Capital and the Company (the “Placement Agency Agreement”), dated October 10, 2025. Pursuant to the Placement Agency Agreement, the Company agreed to pay Alexander Capital a cash fee equal to 8% of the gross cash proceeds of each offering and reimburse Alexander Capital in the aggregate up to $200,000 for accountable expenses and up to $25,000 for non-accountable expenses. Pursuant to the Placement Agency Agreement and as additional compensation to Alexander Capital in connection with the First Closing, the Company also issued to certain employees of Alexander Capital First Closing Placement Agent Warrants to purchase up to 480,770 Ordinary Shares represented by up to 96,154 ADSs, at an exercise price of $2.08 per ADS, subject to adjustment set forth therein, which are immediately exercisable and will expire five years from issuance.

In connection with the 2025 Private Placements, the Company entered into Securities Purchase Agreements (the “Purchase Agreements”) with each First Closing Investor containing customary representations and warranties.

Pursuant to the Purchase Agreements, with certain exceptions set forth therein, for a period of 45 days from October 15, 2025, the Company and its subsidiaries shall neither issue, agree to issue, or announce plans to issue any ADSs, Ordinary Shares, or securities that are convertible into or exercisable for such shares, nor file any registration statement other than this prospectus related to the 2025 Private Placements or a registration statement on Form S-8 related to an employee benefit plan.

Until the later of (i) three years from October 10, 2025 and (ii) the later of (x) the last closing date under the Purchase Agreements and (y) the date on which no securities remain outstanding, the Company and its subsidiaries may not, directly or indirectly, issue, offer, sell, or announce any subsequent placement unless the Company first complies with the participation procedures set forth therein to grant First Closing Investors participation rights to such subsequent placement.

From October 10, 2025 until the date when the First Closing Investors no longer hold any prefunded warrants or ordinary warrants, if the Company or any of its subsidiaries issues new shares, including new shares to be represented by ADS, similar equity instruments, debts, or a combination of these in a future financing, the First Closing Investors have the right to exchange all or part of the prefunded warrants or ordinary warrants they hold for the new securities being offered, on a dollar-for-dollar basis.

In addition, pursuant to the Purchase Agreements, the Company has agreed to hold a shareholders meeting no later than 30 calendar days from October 15, 2025, or November 14, 2025, for the purpose of approving proposals (i) to elect two director nominees designated by the investors and (ii) to approve the Acquisition. In connection therewith, on October 10, 2025, the Company entered into a Voting and Support Agreement (the “Voting Agreement”) with certain shareholders of the Company, pursuant to which each such shareholders of the Company agreed to be present at such shareholders meeting and vote or cause such shareholder’s Ordinary Shares to be voted in favor of such proposals.

The First Closing offering was exempt from the registration requirements of the Securities Act, pursuant to the exemption for transactions by an issuer not involving any public offering under Section 4(a)(2) of the Securities Act, Rule 506 of Regulation D promulgated under the Securities Act (“Regulation D”), Regulation S promulgated under the Securities Act (“Regulation S”) and in reliance on similar exemptions under applicable state laws.

2025 Private Placement Second Closing

Subsequent to the First Closing, certain of the First Closing Investors assigned their respective rights to participate in a second closing of the October Offering (the “Second Closing”) to one of the First Closing Investors and a third-party investor (collectively, the “Second Closing Investors”). On November 18, 2025, the Company completed the Second Closing pursuant to the Purchase Agreements where the Company issued and sold to the Second Closing Investors, for an aggregate purchase price of $2,080,000: (i) Second Closing Prefunded Warrants to purchase up to an aggregate of 1,000,000 ADSs, at an exercise price of $0.0005 per ADS, and (ii) Second Closing Ordinary Warrants to purchase up to an aggregate of 1,000,000 ADSs, at an exercise price of $2.72 per ADS. The Second Closing Prefunded Warrants were immediately exercisable on the date of issuance and will expire when exercised in full. The Second Closing Ordinary Warrants were immediately exercisable and will expire on November 17, 2030. Each Second Closing Investor’s ability to exercise the Second Closing Prefunded Warrants and Second Closing Ordinary Warrants is subject to certain 4.99% and 9.99% beneficial ownership limitation provisions set forth therein.

On November 18, 2025, the Company issued to certain employees of Alexander Capital Second Closing Placement Agent Warrants to purchase up to 40,000 ADSs, representing 200,000 Ordinary Shares, at an exercise price of $2.08 per ADS, subject to adjustment set forth therein, which were immediately exercisable and will expire five years from issuance.

For further information regarding the 2025 Private Placements and Offered Securities, see “Description of Share Capital.”

On December 5, 2025, Mr. Satoshi Kobayashi, the Company’s Chief Executive Officer, Interim Chief Financial Officer and Representative Director, entered into an option agreement with a third-party investor, pursuant to which Mr. Satoshi Kobayashi agreed to grant to the third-party investor an irrevocable option to purchase up to an aggregate of 1,000,000 ADSs, in exchange for a one-time payment of $100, subject to certain terms and conditions therein. The term of the option commenced on December 5, 2025 and terminates on June 5, 2026. Such sale was exempt from the registration requirements of the Securities Act, pursuant to Regulation S.

Corporate Structure

Our Company was incorporated in Japan on May 1, 2018 as a stock corporation pursuant to the laws of Japan.

The following diagram illustrates our corporate structure as of the date of this prospectus, based on 15,252,852 Ordinary Shares currently issued and outstanding, excluding shares issuable upon the exercise of Exercisable Securities and other securities exercisable or exchangeable for or convertible into ADSs or Ordinary Shares issued and outstanding.

Notes: all percentages reflect the equity interests held by each of our shareholders.

(1)	Represents 4,000,000 Ordinary Shares held by Themis Capital GK, which is 100% owned by Satoshi Kobayashi, our Chief Executive Officer, Interim Chief Financial Officer and Representative Director, as of the date of this prospectus.

(2)	Represents an aggregate of 661,787 Ordinary Shares held by minority shareholders of our Company, each one of which holds less than 5% of our equity interests, as of the date of this prospectus.

Summary of Risk Factors

Investing in the ADSs representing our Ordinary Shares involves significant risks. You should carefully consider all of the information in this prospectus before making an investment in the ADSs. Below please find a summary of the principal risks we face, organized under relevant headings. These risks are discussed more fully under “Item 3. Key Information—D. Risk Factors” of the 2025 Annual Report and in the section titled “Risk Factors” of this prospectus.

Risks Relating to Our Business

Risks and uncertainties related to our business include, but are not limited to, the following:

●	Blockchain is a nascent and rapidly changing technology and the use of blockchain technology in the commercial marketplace remains relatively small. The slowing or stopping of the development or acceptance of blockchain technology may adversely affect our business. For details, see the risk factor on page 1 of the 2025 Annual Report;

●	If we are unable to apply technology effectively in driving value for our customers through blockchain-based solutions, our business could be adversely affected. For details, see the risk factor on page 2 of the 2025 Annual Report;

●	We may not be able to adequately evaluate the risks associated with the NFT platforms developed by us. For details, see the risk factor on page 2 of the 2025 Annual Report;

●	The NFT platforms developed by us may expose us to legal and regulatory risks. For details, see the risk factor on page 2 of the 2025 Annual Report;

●	Our technology is dependent on telecommunications infrastructure and the performance of devices equipped with blockchain. For details, see the risk factor on page 3 of the 2025 Annual Report;

●	Cybersecurity incidents may materially and adversely affect our business. For details, see the risk factor on page 3 of the 2025 Annual Report;

●	We may experience operational system failures or interruptions that could materially harm our ability to conduct our operations. For details, see the risk factor on page 3 of the 2025 Annual Report;

●	If we are not able to successfully compete, our business will be materially harmed. For details, see the risk factor on page 3 of the 2025 Annual Report;

●	Competitors will likely attempt to imitate our services and technology. If we are unable to protect or preserve our proprietary rights, our business may be harmed. For details, see the risk factor on page 4 of the 2025 Annual Report;

●	Negative publicity could damage our business. For details, see the risk factor on page 4 of the 2025 Annual Report;

●	If one or more competitors obtain patents covering technology critical to the operation of our business, we may infringe on the intellectual property rights of others. For details, see the risk factor on page 4 of the 2025 Annual Report;

●	If we are unable to successfully identify, hire and retain skilled individuals, our business will be adversely affected. For details, see the risk factor on page 4 of the 2025 Annual Report;

●	The loss of key personnel could have a material adverse effect on us. For details, see the risk factor on page 5 of the 2025 Annual Report;

●	We could be the victim of employee misconduct. For details, see the risk factor on page 5 of the 2025 Annual Report;

●	If our vendors and third-party service providers experience difficulties, our business could be adversely affected. For details, see the risk factor on page 5 of the 2025 Annual Report;

●	Our revenues are dependent on a limited number of major customers, and the loss of any such customer or the inability of any such customer to make payments to us as due, could have a material adverse effect on our business, results of operations and financial condition. For details, see the risk factor on page 5 of the 2025 Annual Report;

●	We may have difficulty executing our growth strategy and maintaining our growth effectively. For details, see the risk factor on page 6 of the 2025 Annual Report;

●	We intend to explore acquisitions, other investments and strategic alliances. We may not be successful in identifying opportunities or in integrating the acquired businesses. Any such transaction may not produce the results we anticipate, which could adversely affect our business. For details, see the risk factor on page 6 of the 2025 Annual Report;

●	If we need to seek additional financing but are not able to do so on commercially acceptable terms, our liquidity and financial condition will be adversely affected. For details, see the risk factor on page 6 of the 2025 Annual Report;

●	Operational risk may materially and adversely affect our performance. For details, see the risk factor on page 6 of the 2025 Annual Report;

●	We may not have sufficient insurance to cover potential losses and claims. For details, see the risk factor on page 7 of the 2025 Annual Report;

●	We may become involved in legal and other proceedings from time to time and may suffer significant liabilities or other losses as a result. For details, see the risk factor on page 7 of the 2025 Annual Report;

●	General economic, political and market conditions may have an adverse impact on our operating performance, results of operations and cash flow. For details, see the risk factor on page 7 of the 2025 Annual Report;

●	Our business may be adversely affected by the impact of coronavirus, other epidemics or pandemics, acts of God, wars, insurrections, riots, infrastructure failures, and other force majeure events. For details, see the risk factor on page 7 of the 2025 Annual Report;

●	The regulatory regimes governing blockchain technologies are uncertain, and new regulations or policies may materially adversely affect the development of blockchain. For details, see the risk factor on page 8 of the 2025 Annual Report;

●	Our compliance and risk management programs might not be effective and may result in outcomes that could adversely affect our reputation, financial condition and operating results. For details, see the risk factor on page 8 of the 2025 Annual Report;

●	We have limited experience operating as a public company. For details, see the risk factor on page 8 of the 2025 Annual Report; and

●	The requirements of being a public company may strain our resources and divert management’s attention. For details, see the risk factor on page 8 of the 2025 Annual Report.

Risks Relating to Our Ordinary Shares and the Trading Market

Risks and uncertainties related to our ordinary shares and the trading market include, but are not limited to, the following:

●	Share ownership is concentrated in the hands of our management, who are able to exercise a direct or indirect controlling influence on us. For details, see the risk factor on page 9 of the 2025 Annual Report;

●	The sale or availability for sale of substantial amounts of the ADSs could adversely affect their market price. For details, see the risk factor on page 9 of the 2025 Annual Report;

●	If securities or industry analysts do not publish research or reports about our business, or if they publish a negative report regarding the ADSs, the price of the ADSs and trading volume could decline. For details, see the risk factor on page 9 of the 2025 Annual Report;

●	The market price of the ADSs may be volatile or may decline regardless of our operating performance. For details, see the risk factor on page 9 of the 2025 Annual Report;

●	If we fail to implement and maintain an effective system of internal control, we may fail to meet our reporting obligations or be unable to accurately report our results of operations or prevent fraud, and investor confidence and the market price of the ADSs may be materially and adversely affected. For details, see the risk factor on page 10 of the 2025 Annual Report;

●	As a foreign private issuer, we have followed home country practice even though we are considered a “controlled company” under Nasdaq corporate governance rules, which could adversely affect our public shareholders. For details, see the risk factor on page 10 of the 2025 Annual Report;

●	We do not intend to pay dividends for the foreseeable future. For details, see the risk factor on page 11 of the 2025 Annual Report;

●	Rights of shareholders under Japanese law may be different from rights of shareholders in other jurisdictions. For details, see the risk factor on page 11 of the 2025 Annual Report;

●	As holders of ADSs, you may have fewer rights than holders of our Ordinary Shares and must act through the depositary to exercise those rights. For details, see the risk factor on page 11 of the 2025 Annual Report;

●	Direct acquisition of our Ordinary Shares, in lieu of ADSs, is subject to a prior filing requirement under the amendments in 2019 to the Japanese Foreign Exchange and Foreign Trade Act of Japan and related regulations. For details, see the risk factor on page 11 of the 2025 Annual Report;

●	ADS holders may not be entitled to a jury trial with respect to claims arising under the deposit agreement, which could result in less favorable outcomes to the plaintiff(s) in any such action. For details, see the risk factor on page 12 of the 2025 Annual Report;

●	Holders of ADSs may not receive distributions on our Ordinary Shares or any value for them if it is illegal or impractical to make them available to such holders. For details, see the risk factor on page 13 of the 2025 Annual Report;

●	Holders of ADSs may be subject to limitations on transfer of their ADSs. For details, see the risk factor on page 13 of the 2025 Annual Report;

●	We may amend the deposit agreement without consent from holders of ADSs and, if such holders disagree with our amendments, their choices will be limited to selling the ADSs or cancelling and withdrawing the underlying Ordinary Shares. For details, see the risk factor on page 13 of the 2025 Annual Report;

●	We are incorporated in Japan, and it may be more difficult to enforce judgments obtained in courts outside Japan. For details, see the risk factor on page 13 of the 2025 Annual Report;

●	Dividend payments and the amount you may realize upon a sale of our Ordinary Shares or the ADSs that you hold will be affected by fluctuations in the exchange rate between the U.S. dollar and the Japanese yen. For details, see the risk factor on page 14 of the 2025 Annual Report;

●	If we cease to qualify as a foreign private issuer, we would be required to comply fully with the reporting requirements of the Exchange Act applicable to U.S. domestic issuers, and we would incur significant additional legal, accounting, and other expenses that we would not incur as a foreign private issuer. For details, see the risk factor on page 14 of the 2025 Annual Report;

●	Because we are a foreign private issuer and have taken advantage of exemptions from certain Nasdaq corporate governance standards applicable to U.S. issuers, you have less protection than you would have if we were a domestic issuer. For details, see the risk factor on page 14 of the 2025 Annual Report;

●	If we cannot satisfy the continued listing requirements and other rules of Nasdaq, the ADSs may be delisted, which could negatively impact the price of the ADSs and your ability to sell them. For details, see the risk factor on page 14 of the 2025 Annual Report;

●	We are an “emerging growth company” within the meaning of the Securities Act, and we have taken advantage of certain exemptions from disclosure requirements available to emerging growth companies, which will make it more difficult to compare our performance with other public companies. For details, see the risk factor on page 15 of the 2025 Annual Report;

●	Because we are an “emerging growth company,” we may not be subject to requirements that other public companies are subject to, which could affect investor confidence in us and the ADSs. For details, see the risk factor on page 15 of the 2025 Annual Report;

●	If we are classified as a passive foreign investment company, United States taxpayers who own the ADSs or our Ordinary Shares may have adverse United States federal income tax consequences. For details, see the risk factor on page 15 of the 2025 Annual Report; and

●	If we are unable to maintain compliance with Nasdaq’s listing standards, our securities will be delisted, which would negatively impact our securities’ market price and liquidity and reduce our ability to raise capital. For details, see the risk factor on page 16 of the 2025 Annual Report.

Corporate Information

Our principal executive office is located at 5-7-11, Ueno, Taito-ku, Tokyo, Japan 110-0005, and our telephone number is +81 03-5614-0978. Our website is https://e-arly.works/. Information contained on, or available through, our website does not constitute part of, and is not deemed incorporated by reference into, this prospectus. Our agent for service of process in the United States is Cogency Global Inc., at 122 East 42nd Street, 18th Floor, New York, NY 10168.

Implications of Being an Emerging Growth Company

As a company with less than US$1.235 billion in gross revenues during our last fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act, or JOBS Act, enacted in April 2012, and may take advantage of reduced reporting requirements that are otherwise applicable to public companies. These provisions include, but are not limited to:

●	not being required to comply with the auditor attestation requirements in the assessment of our internal control over financial reporting;

●	reduced disclosure obligations regarding executive compensation in periodic reports, proxy statements and registration statements; and

●	exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

We may take advantage of these provisions until the last day of our fiscal year following the fifth anniversary of our initial public offering. However, if certain events occur before the end of such five-year period, including if we become a “large accelerated filer,” our annual gross revenues exceed US$1.235 billion or we issue more than US$1.0 billion of non-convertible debt in any three-year period, we will cease to be an emerging growth company before the end of such five-year period.

In addition, Section 107 of the JOBS Act provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. We have elected to take advantage of the extended transition period for complying with new or revised accounting standards and acknowledge such election is irrevocable pursuant to Section 107 of the JOBS Act.

See “Item 3. Key Information—D. Risk Factors—Risks Related to Our Ordinary Shares and the Trading Market—We are an ‘emerging growth company’ within the meaning of the Securities Act, and we have taken advantage of certain exemptions from disclosure requirements available to emerging growth companies, which will make it more difficult to compare our performance with other public companies” and “Item 3. Key Information—D. Risk Factors—Risks Related to Our Ordinary Shares and the Trading Market—Because we are an ‘emerging growth company,’ we may not be subject to requirements that other public companies are subject to, which could affect investor confidence in us and the ADSs” in our 2025 Annual Report.

Implications of Being a Foreign Private Issuer

We are a foreign private issuer within the meaning of the rules under the Exchange Act. As such, we are exempt from certain provisions applicable to United States domestic public companies. For example:

●	we are not required to provide as many Exchange Act reports, or as frequently, as a domestic public company;

●	for interim reporting, we are permitted to comply solely with our home country’s requirements, which are less rigorous than the rules that apply to domestic public companies;

●	we are not required to provide the same level of disclosure on certain issues, such as executive compensation;

●	we are exempt from provisions of Regulation FD aimed at preventing issuers from making selective disclosures of material information;

●	we are not required to comply with the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act; and

●	we are not required to comply with Section 16 of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and establishing insider liability for profits realized from any “short-swing” trading transaction.

As a foreign private issuer, however, Nasdaq corporate governance rules allow us to follow corporate governance practice in our home country, Japan, with respect to appointments to our board of directors and committees. See “Item 3. Key Information—D. Risk Factors— Risks Related to Our Ordinary Shares and the Trading Market—Because we are a foreign private issuer and have taken advantage of exemptions from certain Nasdaq corporate governance standards applicable to U.S. issuers, you have less protection than you would have if we were a domestic issuer” in our 2025 Annual Report.

Implications of Being a Controlled Company

As of the date of this prospectus, Mr. Satoshi Kobayashi, our Chief Executive Officer, Interim Chief Financial Officer, and Representative Director, owns more than a majority of the voting power of our outstanding Ordinary Shares. Under the Nasdaq corporate governance rules, a company of which more than 50% of the voting power is held by an individual, group, or another company is a “controlled company” and may elect not to comply with certain Nasdaq corporate governance standards. We currently do not avail ourselves of the corporate governance exemptions afforded to a “controlled company” under the Nasdaq rules. See “Item 3. Key Information—D. Risk Factors—Risks Relating to Our Ordinary Shares and the Trading Market—As a foreign private issuer, we have followed home country practice even though we are considered a ‘controlled company’ under Nasdaq corporate governance rules, which could adversely affect our public shareholders” in our 2025 Annual Report.

However, if we issue all the ADSs issuable pursuant to the 2025 Private Placements, the voting power held by Mr. Satoshi Kobayashi would fall below 50%. In such event, we would no longer qualify as a “controlled company” under Nasdaq rules and, as a result, we would become subject to the corporate governance requirements that are otherwise exempted for controlled companies under the Nasdaq rules.

THE OFFERING

Securities offered by the Selling Shareholders	This prospectus covers the resale of a total of up to 34,719,240 Ordinary Shares to be represented by up to 6,943,848 ADSs, upon the exercise of Exercisable Securities issued and issuable pursuant to the 2025 Private Placements.

Terms of the Offering	The Selling Shareholders, including their respective transferees, donees, pledgees or successors-in-interest, may sell, transfer or otherwise dispose of any or all of the ADSs offered by this prospectus from time to time on the Nasdaq Capital Market or any other stock exchange, market or trading facility on which the ADSs are traded or in private transactions. The ADSs may be sold at fixed prices, at prevailing market prices, at prices related to prevailing market prices or at negotiated prices. See “Plan of Distribution” of this prospectus.

Selling Shareholders	All of the Offered Securities are being offered by the Selling Shareholders named herein. See “Selling Shareholders” of this prospectus.

Use of proceeds	The Selling Shareholders will receive all of the proceeds from the sale of Offered Securities for sale by them under this prospectus. We will not receive proceeds from the sale of the Offered Securities by the Selling Shareholders. However, we may receive the proceeds from any exercise of Exercisable Securities if the holders exercise the Exercisable Securities for cash. We intend to use the proceeds from the exercise of the Exercisable Securities for cash, if any, for the acquisition of a target company, working capital, and other general corporate purposes. See the section of this prospectus titled “Use of Proceeds.”

Plan of Distribution	The Selling Shareholders, and any of their respective pledgees, and successors-in-interest, may offer or sell the Offered Securities from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. The Selling Shareholders may also resell the Offered Securities to or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions. See “Plan of Distribution” of this prospectus for additional information on the methods of sale that may be used by the Selling Shareholders.

Risk factors	Investing in our securities involves significant risks. You should read the section titled “Risk Factors,” elsewhere in this prospectus, and under similar headings in other documents or incorporated by reference into this prospectus for a discussion of the factors you should carefully consider before deciding to purchase the ADSs.

Listing	The ADSs are listed on the Nasdaq Capital Market under the symbol “ELWS.”

RISK FACTORS

An investment in our securities involves significant risk. Before making an investment in our securities, you should carefully consider the risk factors set forth in the 2025 Annual Report on file with the SEC, which is incorporated by reference into this prospectus, as well as the following risk factors. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus. The risks and uncertainties not presently known to us or that we currently deem immaterial may also materially harm our business, operating results, and financial condition and could result in a complete loss of your investment.

Risks Relating to the ADSs Representing our Ordinary Shares and the Trading Market

The sale of a substantial amount of the ADSs representing our Ordinary Shares by the Selling Shareholders in the public market could adversely affect the prevailing market price of the ADSs.

We are registering for resale of up to 34,719,240 Ordinary Shares represented by up to 6,943,848 ADSs. As of the date of this prospectus, there are 15,252,852 Ordinary Shares, including shares represented by ADSs, issued and outstanding. Sales of substantial amounts of the ADSs in the public market, or the perception that such sales might occur, could adversely affect the market price of the ADSs. We cannot predict if and when the Selling Shareholders may sell such ADSs in the public market. Furthermore, in the future, we may issue additional ADSs or other equity or debt securities convertible into our Ordinary Shares represented by ADSs. Any such issuance could result in substantial dilution to our existing shareholders and could cause the price of the ADSs to decline.

The trading price of the ADSs has been and is likely to continue to be highly volatile, and purchasers of the ADSs could incur substantial losses.

The trading price of the ADSs has been and will likely continue to be volatile for the foreseeable future. The stock market in general and the market for companies similarly situated like us in particular have experienced extreme volatility that has often been unrelated to the operating performance of particular companies. As a result of this volatility, investors may not be able to sell their ADSs at or above the price they paid.

We may use the proceeds in ways with which you may not agree.

The Selling Shareholders will receive all of the proceeds from the sale of Offered Securities for sale by them under this prospectus. We will not receive proceeds from the sale of the Offered Securities by the Selling Shareholders. However, we may receive the proceeds from any exercise of Exercisable Securities if the holders exercise the Exercisable Securities for cash. Our management will have considerable discretion in deciding how to apply such proceeds. We cannot assure you that the net proceeds will be used in a manner that will improve our results of operations or increase the price of the ADSs, nor that these net proceeds will be placed only in investments that generate income or appreciate in value.

If we are unable to maintain compliance with Nasdaq’s listing standards, our securities will be delisted, which would negatively impact our securities’ market price and liquidity and reduce our ability to raise capital.

The Company received a staff determination letter dated May 2, 2025 (the “Notice”) from the Listing Qualifications Department of The Nasdaq Stock Market LLC indicating that the Company did not regain compliance with Nasdaq Listing Rule 5550(b)(2), which requires listed companies to maintain a minimum market value of listed securities of $35 million. The ADSs representing the Company’s Ordinary Shares had failed to meet this requirement for 30 consecutive trading days, and the Company did not regain compliance during the 180-calendar-day grace period that ended on April 28, 2025.

In response, the Company timely requested a hearing before the Nasdaq Hearings Panel (the “Panel”), staying the suspension of trading and delisting process. The Company also informed Nasdaq of its intent to pursue compliance through an alternative standard under Nasdaq Listing Rule 5550(b)(1), which requires a minimum stockholders’ equity of $2.5 million (the “Equity Rule”). Based on the information presented at the hearing, the Panel granted Earlyworks an extension through September 19, 2025, to regain compliance with the continued listing standards, subject to certain conditions. On September 23, 2025, the Company announced the receipt of a notice dated September 22, 2025, from Nasdaq, notifying the Company that the Panel had determined to grant a final exception to the Company through October 29, 2025, representing the end of the Panel’s discretion in this matter. On October 21, 2025, the Company filed a Form 6-K with the representation that the Company believes it has regained compliance with the Equity Rule. As of the date of this prospectus, Nasdaq has determined that the Company has regained compliance with all applicable requirements for continued listing on The Nasdaq Capital Market.

We cannot assure you that we will be able to maintain compliance with Nasdaq’s continued listing standards. Accordingly, the ADSs representing our Ordinary Shares could be delisted from Nasdaq. We and holders of the ADSs could be materially adversely impacted if the ADSs representing our Ordinary Shares are delisted from Nasdaq. In particular:

●	we may be unable to raise equity capital on acceptable terms or at all;

●	we may lose the confidence of our business partners, which would jeopardize our ability to continue our business as currently conducted;

●	the price of our securities will likely decrease as a result of the loss of market efficiencies associated with Nasdaq;

●	holders may be unable to sell or purchase the ADSs representing our Ordinary Shares when they wish to do so;

●	we may become subject to stockholder litigation;

●	we may lose media and analyst coverage;

●	the ADSs representing our Ordinary Shares could be considered a “penny stock,” which would likely limit the level of trading activity in the secondary market for our securities; and

●	we would likely lose any active trading market for the ADSs representing our Ordinary Shares, as they may only be traded on one of the over-the-counter markets, if at all. Our Ordinary Shares are not listed for trading on any trading market.

ENFORCEABILITY OF CIVIL LIABILITIES

We are a stock company organized under Japanese law. Substantially all of our directors and our corporate auditors reside in Japan and significantly all of our assets and the assets of such persons are located outside of the United States. As a result, it may be difficult for investors to effect service of process within the United States upon us or these persons, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

We have appointed Cogency Global Inc. as our agent to receive service of process with respect to any action brought against us in the United States District Court for the Southern District of New York under the federal securities laws of the United States or of any state in the United States or any action brought against us in the Supreme Court of the State of New York in the County of New York under the securities laws of the State of New York.

Our Japanese legal counsel has advised us that there is uncertainty as to whether the courts of Japan would (i) recognize or enforce judgments of United States courts obtained against us or our directors or senior management predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States or (ii) entertain original actions brought in Japan against us or our directors or senior management predicated upon the securities laws of the United States. The Civil Execution Act of Japan and the Code of Civil Procedure require Japanese courts to deny requests for the enforcement of judgments of foreign courts if foreign judgments fail to satisfy the requirements prescribed by the Civil Execution Act and the Code of Civil Procedure, including that:

●	the jurisdiction of the foreign court be recognized under laws, regulations, treaties, or conventions;

●	proper service of process be made on relevant defendants, or relevant defendants be given appropriate protection if such service is not received;

●	the judgment and proceedings of the foreign court must not be repugnant to public policy as applied in Japan; and

●	there exists reciprocity as to the recognition by a court of the relevant foreign jurisdiction of a final judgment of a Japanese court.

No treaties exist between the U.S. and Japan that would generally allow any U.S. judgments to be recognized or enforced in Japan. In addition, reciprocity is judged by a Japanese court on a case-by-case basis as to whether a court of the jurisdiction in question (i.e., a court of the state or country that has rendered the judgment in question) would recognize or enforce a final judgment of the same type or kind rendered by a Japanese court, based on effectively the same process as applied in Japan (i.e., without re-examining the merit of the case, subject to public policy). Japanese courts have admitted reciprocity in relation to judgments rendered by a federal court in Hawaii, and state courts in Washington DC, New York, California, Texas, Nevada, Minnesota, Oregon, and Illinoi, respectively (mainly relating to monetary claims), but there is no guarantee that reciprocity will be admitted with respect to U.S. judgments rendered in any other state or of any kind or type. Therefore, judgments of U.S. courts of civil liabilities predicated solely upon the federal and state securities laws of the United States may not satisfy these requirements.

USE OF PROCEEDS

We will not receive any proceeds from the sale by the Selling Shareholders of the Offered Securities. The Selling Shareholders will receive all net proceeds from the sale of the Offered Securities covered by this prospectus.

We may receive proceeds from the exercise of the Exercisable Securities to the extent that such securities are exercised for cash. If all of the Exercisable Securities are exercised for cash in full, the proceeds that we receive would be approximately $9,543,366.08.

We intend to use the proceeds from the exercise of the Exercisable Securities for cash, if any, for the acquisition of a target company, working capital, and other general corporate purposes.

We will incur all costs associated with this prospectus and the registration statement of which it is a part.

DIVIDEND POLICY

Since our inception, we have not declared or paid cash dividends on our Ordinary Shares. Any decision to pay dividends in the future will be subject to a number of factors, including our financial condition, results of operations, the level of our retained earnings, capital demands, general business conditions, and other factors our board of directors may deem relevant. We currently intend to retain most, if not all, of our available funds and any future earnings after this offering to fund the operation, development, and growth of our business, and, as a result, we do not expect to pay any dividends in the foreseeable future. Consequently, we cannot give any assurance that any dividends may be declared and paid in the future.

If declared, holders of our outstanding shares on a dividend record date will be entitled to the full dividend declared without regard to the date of issuance of the shares or any subsequent transfer of the shares. Payment of declared annual dividends in respect of a particular year, if any, will be made in the following year after approval by our shareholders at the annual general meeting of shareholders, subject to certain provisions of our articles of incorporation and the Companies Act. See “Description of Share Capital” and Item 10. Additional Information—B. Memorandum and Articles of Association” in our 2025 Annual Report.

Subject to the terms of the deposit agreement for the ADSs, you will be entitled to receive dividends on our Ordinary Shares represented by ADSs to the same extent as the holders of our Ordinary Shares, less the fees and expenses payable under the deposit agreement in respect of, and any Japanese tax applicable to, such dividends. See “Item 10. Additional Information—E. Taxation—Japanese Taxation” and “Item 12. Description of Securities Other Than Equity Securities—D. American Depositary Shares” in our 2025 Annual Report. The depositary will generally convert the Japanese yen it receives into U.S. dollars and distribute the U.S. dollar amounts to holders of ADSs. Cash dividends on our Ordinary Shares, if any, will be paid in Japanese yen.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of April 30, 2025:

●	on an actual basis as of April 30, 2025; and

●	on an adjusted basis to give effect to the sale of the Offered Securities in the 2025 Private Placements, after deducting placement agent fees and estimated offering expenses payable by us.

You should read this table in conjunction with our consolidated financial statements and the related notes incorporated into this prospectus by reference to our 2025 Annual Report, and other financial information included elsewhere in this prospectus.

	April 30, 2025
	Actual	Pro Forma (unaudited)
	$ in thousands	$ in thousands
Cash	732	6,804

Short-term loans	-	-
Long-term loans, including current portion	344	344
Total indebtedness	344	344

Ordinary shares, 55,300,000 shares authorized; 15,076,900 and 15,076,900 shares issued and outstanding	351	351
Additional paid-in capital	15,498	21,570
Accumulated deficit	(15,330)	(15,330)
Total shareholders’ equity	519	6,591
Total Capitalization	$863	$6,935

DESCRIPTION OF SHARE CAPITAL

We are a stock company incorporated in Japan under the Companies Act. As of the date of this prospectus, our authorized share capital consists of 55,300,000 Ordinary Shares, no par value per share, of which 15,252,852 Ordinary Shares are issued and outstanding, including Ordinary Shares represented by ADSs and excluding the shares issuable upon the exercise of the Excisable Securities.

Warrants

First Closing Prefunded Warrants

On October 10, 2025, First Closing Investors purchased First Closing Prefunded Warrants exercisable into 12,019,235 Ordinary Shares represented by 2,403,847 ADSs at an exercise price of $0.0005 per ADS. The First Closing Prefunded Warrants were immediately exercisable on the date of issuance and will expire when exercised in full. The exercise price and number of ADSs issuable upon exercise is subject to appropriate proportional adjustment in the event of share dividends, share splits, subsequent rights offerings, and fundamental transactions.

A holder may not exercise any portion of the First Closing Prefunded Warrant to the extent that the holder, together with its affiliates and any other persons acting as a group together with the holder or any of the holder’s affiliates, would own more than 4.99% (or, at the election of the purchaser, 9.99%) of the number of Ordinary Shares, including Ordinary Shares represented by ADSs, outstanding immediately after exercise (the “Beneficial Ownership Limitation”); provided that a holder, upon notice to the Company and effective on the 61st day after the date such notice is delivered to the Company, may increase the Beneficial Ownership Limitation. The First Closing Prefunded Warrant does not provide for cashless exercise.

As of the date of this prospectus, no Ordinary Shares, including Ordinary Shares represented by ADSs, have been issued and 12,019,235 Ordinary Shares, including Ordinary Shares represented by ADSs, are issuable pursuant to the First Closing Prefunded Warrants. A copy of the form of First Closing Prefunded Warrant has been filed as Exhibit 4.3 to the registration statement of which this prospectus forms a part.

First Closing Ordinary Warrants

On October 10, 2025, First Closing Investors purchased First Closing Ordinary Warrants exercisable into 12,019,235 Ordinary Shares represented by 2,403,847 ADSs at an exercise price of $2.72 per ADS. The First Closing Ordinary Warrants were immediately exercisable and will expire on October 9, 2030. The exercise price and number of Ordinary Shares to be represented by ADSs issuable upon exercise is subject to appropriate proportional adjustment in the event of share dividends, share splits, subsequent rights offerings, and fundamental transactions.

A holder may not exercise any portion of the First Closing Ordinary Warrant to the extent that the holder, together with its affiliates and any other persons acting as a group together with the holder or any of the holder’s affiliates, would own more than the Beneficial Ownership Limitation; provided that a holder, upon notice to the Company and effective on the 61st day after the date such notice is delivered to the Company, may increase the Beneficial Ownership Limitation. The First Closing Ordinary Warrant does not provide for cashless exercise.

As of the date of this prospectus, no Ordinary Shares, including Ordinary Shares represented by ADSs, have been issued and 12,019,235 Ordinary Shares, including Ordinary Shares to be represented by ADSs, are issuable pursuant to the First Closing Ordinary Warrants. A copy of the form of First Closing Ordinary Warrant has been filed as Exhibit 4.4 to the registration statement of which this prospectus forms a part.

First Closing Placement Agent Warrants

On October 10, 2025, certain employees of the Placement Agent obtained First Closing Placement Agent Warrants exercisable into 96,154 ADSs at an exercise price of $2.08 per ADS, subject to adjustment set forth therein. The First Closing Placement Agent Warrants were immediately exercisable and will expire five years from issuance. The exercise price and number of Ordinary Shares to be represented by ADSs issuable upon exercise is subject to appropriate proportional adjustment in the event of share dividends, share splits, subsequent rights offerings, and fundamental transactions.

A holder may not exercise any portion of the First Closing Placement Agent Warrant to the extent that the holder, together with its affiliates and any other persons acting as a group together with the holder or any of the holder’s affiliates, would own more than the Beneficial Ownership Limitation; provided that a holder, upon notice to the Company and effective on the 61st day after the date such notice is delivered to the Company, may increase the Beneficial Ownership Limitation. The First Closing Placement Agent Warrant does not provide for cashless exercise.

As of the date of this prospectus, no Ordinary Shares, including Ordinary Shares represented by ADSs, have been issued and 480,770 Ordinary Shares, including Ordinary Shares to be represented by ADSs, are issuable pursuant to the First Closing Placement Agent Warrants. A copy of the First Closing Placement Agent Warrant has been filed as Exhibit 4.5 to the registration statement of which this prospectus forms a part.

Second Closing Prefunded Warrants

On November 18, 2025, Second Closing Investors purchased Second Closing Prefunded Warrants exercisable into 5,000,000 Ordinary Shares represented by 1,000,000 ADSs at an exercise price of $0.0005 per ADS. The Second Closing Prefunded Warrants were immediately exercisable on the date of issuance and will expire when exercised in full. The exercise price and number of ADSs issuable upon exercise is subject to appropriate proportional adjustment in the event of share dividends, share splits, subsequent rights offerings, and fundamental transactions.

A holder may not exercise any portion of the Second Closing Prefunded Warrant to the extent that the holder, together with its affiliates and any other persons acting as a group together with the holder or any of the holder’s affiliates, would own more than the Beneficial Ownership Limitation; provided that a holder, upon notice to the Company and effective on the 61st day after the date such notice is delivered to the Company, may increase the Beneficial Ownership Limitation. The Second Closing Prefunded Warrant does not provide for cashless exercise.

As of the date of this prospectus, no Ordinary Shares, including Ordinary Shares represented by ADSs, have been issued and 5,000,000 Ordinary Shares, including Ordinary Shares represented by ADSs, are issuable pursuant to the Second Closing Prefunded Warrants. A copy of the form of Second Closing Prefunded Warrant has been filed as Exhibit 4.6 to the registration statement of which this prospectus forms a part.

Second Closing Ordinary Warrants

On November 18, 2025, Second Closing Investors purchased Second Closing Ordinary Warrants exercisable into 5,000,000 Ordinary Shares represented by 1,000,000 ADSs at an exercise price of $2.72 per ADS. The Second Closing Ordinary Warrants were immediately exercisable and will expire on November 17, 2030. The exercise price and number of Ordinary Shares to be represented by ADSs issuable upon exercise is subject to appropriate proportional adjustment in the event of share dividends, share splits, subsequent rights offerings, and fundamental transactions.

A holder may not exercise any portion of the Second Closing Ordinary Warrant to the extent that the holder, together with its affiliates and any other persons acting as a group together with the holder or any of the holder’s affiliates, would own more than the Beneficial Ownership Limitation; provided that a holder, upon notice to the Company and effective on the 61st day after the date such notice is delivered to the Company, may increase the Beneficial Ownership Limitation. The Second Closing Ordinary Warrant does not provide for cashless exercise.

As of the date of this prospectus, no Ordinary Shares, including Ordinary Shares represented by ADSs, have been issued and 5,000,000 Ordinary Shares, including Ordinary Shares to be represented by ADSs, are issuable pursuant to the Second Closing Ordinary Warrants. A copy of the form of Second Closing Ordinary Warrant has been filed as Exhibit 4.7 to the registration statement of which this prospectus forms a part.

Second Closing Placement Agent Warrants

On November 18, 2025, certain employees of the Placement Agent obtained Second Closing Placement Agent Warrants exercisable into 40,000 ADSs at an exercise price of $2.08 per ADS, subject to adjustment set forth therein. The Second Closing Placement Agent Warrants were immediately exercisable and will expire five years from issuance. The exercise price and number of Ordinary Shares to be represented by ADSs issuable upon exercise is subject to appropriate proportional adjustment in the event of share dividends, share splits, subsequent rights offerings, and fundamental transactions.

A holder may not exercise any portion of the Second Closing Placement Agent Warrant to the extent that the holder, together with its affiliates and any other persons acting as a group together with the holder or any of the holder’s affiliates, would own more than the Beneficial Ownership Limitation; provided that a holder, upon notice to the Company and effective on the 61st day after the date such notice is delivered to the Company, may increase the Beneficial Ownership Limitation. The Second Closing Placement Agent Warrant does not provide for cashless exercise.

As of the date of this prospectus, no Ordinary Shares, including Ordinary Shares represented by ADSs, have been issued and 200,000 Ordinary Shares, including Ordinary Shares to be represented by ADSs, are issuable pursuant to the Second Closing Placement Agent Warrants. A copy of the Second Closing Placement Agent Warrant has been filed as Exhibit 4.8 to the registration statement of which this prospectus forms a part.

History of Share Capital

The following is a summary of our share issuances during the last three years, excluding the shares that have been or may be issued upon exercise of stock options under our share option plan. See “Item 6. Directors, Senior Management and Employees—B. Compensation—Stock Options.”

On July 27, 2023, the Company announced the closing of its initial public offering of 1,200,000 ADSs, with each ADS representing one Ordinary Share, at a public offering price of $5.00 per ADS. The Company received aggregate gross proceeds of $6 million from the offering, before deducting underwriting discounts and other related expenses.

On May 16, 2024, we effected the change to the ratio of ADSs to Ordinary Shares, from one (1) ADS representing one (1) Ordinary Share to one (1) ADS representing five (5) Ordinary Shares.

On September 16, 2025, the Company completed a private placement of 175,952 Ordinary Shares at a purchase price of $0.57 per share, for aggregate gross proceeds of $100,000, before deducting any related expenses. The issuance was made to Innovation Engine, Inc. as approved by the Company’s Board of Directors on August 27, 2025. The private placement was conducted in reliance on the exemption from registration provided under Regulation S of the Securities Act.

In October 2025, the Company completed private placement offerings in which it issued Exercisable Securities as described elsewhere in this prospectus.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

American Depositary Shares

The Bank of New York Mellon, as depositary, will register and deliver ADSs. Each ADS will represent five Ordinary Shares (or a right to receive five Ordinary Shares) deposited with MUFG Bank Ltd., as custodian for the depositary in Japan. Each ADS will also represent any other securities, cash, or other property that may be held by the depositary. The deposited shares together with any other securities, cash, or other property held by the depositary are referred to as the deposited securities. The depositary’s office at which the ADSs will be administered and its principal executive office are located at 240 Greenwich Street, New York, New York 10286.

You may hold ADSs either (A) directly (i) by having an ADR, which is a certificate evidencing a specific number of ADSs, registered in your name, or (ii) by having uncertificated ADSs registered in your name, or (B) indirectly by holding a security entitlement in ADSs through your broker or other financial institution that is a direct or indirect participant in The Depository Trust Company, also called DTC. If you hold ADSs directly, you are a registered ADS holder, also referred to as an ADS holder. This description assumes you are an ADS holder. If you hold the ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADS holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.

Registered holders of uncertificated ADSs will receive statements from the depositary confirming their holdings.

As an ADS holder, we will not treat you as one of our shareholders and you will not have shareholder rights. Japanese law governs shareholder rights. The depositary will be the holder of the Ordinary Shares underlying your ADSs. As a registered holder of ADSs, you will have ADS holder rights. A deposit agreement among us, the depositary, and ADS holders and all other persons indirectly or beneficially holding ADSs sets out ADS holder rights as well as the rights and obligations of the depositary. New York law governs the deposit agreement and the ADSs.

The following is a summary of the material provisions of the deposit agreement. For more complete information, you should read the entire deposit agreement and the form of ADR. For directions on how to obtain copies of those documents, see “Where You Can Find Additional Information.”

Dividends and Other Distributions

How will you receive dividends and other distributions on the Ordinary Shares?

The depositary has agreed to pay or distribute to ADS holders the cash dividends or other distributions it or the custodian receives on Ordinary Shares or other deposited securities, upon payment or deduction of its fees and expenses. You will receive these distributions in proportion to the number of Ordinary Shares your ADSs represent.

●	Cash. The depositary will convert any cash dividend or other cash distribution we pay on the Ordinary Shares into U.S. dollars, if it can do so on a reasonable basis and can transfer the U.S. dollars to the United States. If that is not possible or if any government approval is needed and cannot be obtained, the deposit agreement allows the depositary to distribute the foreign currency only to those ADS holders to whom it is possible to do so. It will hold the foreign currency it cannot convert for the account of the ADS holders who have not been paid. It will not invest the foreign currency and it will not be liable for any interest.

Before making a distribution, any withholding taxes or other governmental charges that must be paid will be deducted. See “Taxation.” The depositary will distribute only whole U.S. dollars and cents and will round fractional cents to the nearest whole cent. If the exchange rates fluctuate during a time when the depositary cannot convert the foreign currency, you may lose some of the value of the distribution.

●	Shares. The depositary may distribute additional ADSs representing any shares we distribute as a dividend or free distribution. The depositary will only distribute whole ADSs. It will sell shares which would require it to deliver a fraction of an ADS (or ADSs representing those shares) and distribute the net proceeds in the same way as it does with cash. If the depositary does not distribute additional ADSs, the outstanding ADSs will also represent the new shares. The depositary may sell a portion of the distributed shares (or ADSs representing those shares) sufficient to pay its fees and expenses in connection with that distribution.

●	Rights to purchase additional shares. If we offer holders of our securities any rights to subscribe for additional shares or any other rights, the depositary may (i) exercise those rights on behalf of ADS holders, (ii) distribute those rights to ADS holders, or (iii) sell those rights and distribute the net proceeds to ADS holders, in each case after deduction or upon payment of its fees and expenses. To the extent the depositary does not do any of those things, it will allow the rights to lapse. In that case, you will receive no value for them. The depositary will exercise or distribute rights only if we ask it to and provide satisfactory assurances to the depositary that it is legal to do so. If the depositary will exercise rights, it will purchase the securities to which the rights relate and distribute those securities or, in the case of shares, new ADSs representing the new shares, to subscribing ADS holders, but only if ADS holders have paid the exercise price to the depositary. U.S. securities laws may restrict the ability of the depositary to distribute rights or ADSs or other securities issued on exercise of rights to all or certain ADS holders, and the securities distributed may be subject to restrictions on transfer.

●	Other distributions. The depositary will send to ADS holders anything else we distribute on deposited securities by any means it thinks is legal, fair, and practical. If it cannot make the distribution in that way, the depositary has a choice. It may decide to sell what we distributed and distribute the net proceeds, in the same way as it does with cash, or, it may decide to hold what we distributed, in which case ADSs will also represent the newly distributed property. The depositary, however, is not required to distribute any securities (other than ADSs) to ADS holders unless it receives satisfactory evidence from us that it is legal to make that distribution. The depositary may sell a portion of the distributed securities or property sufficient to pay its fees and expenses in connection with that distribution. U.S. securities laws may restrict the ability of the depositary to distribute securities to all or certain ADS holders, and the securities distributed may be subject to restrictions on transfer.

The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADS holders. We have no obligation to register ADSs, shares, rights, or other securities under the Securities Act. We also have no obligation to take any other action to permit the distribution of ADSs, shares, rights, or anything else to ADS holders. This means that you may not receive the distributions we make on our Ordinary Shares or any value for them if it is illegal or impractical for us to make them available to you.

Deposit, Withdrawal, and Cancellation

How are ADSs issued?

The depositary will deliver ADSs if you or your broker deposits Ordinary Shares or evidence of rights to receive Ordinary Shares with the custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will register the appropriate number of ADSs in the names you request and will deliver the ADSs to or upon the order of the person or persons that made the deposit.

How can ADS holders withdraw the deposited securities?

You may surrender your ADSs to the depositary for the purpose of withdrawal. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will deliver the Ordinary Shares and any other deposited securities underlying the ADSs to the ADS holder or a person the ADS holder designates at the office of the custodian. Or, at your request, risk, and expense, the depositary will deliver the deposited securities at its office, if feasible. The depositary, however, is not required to accept surrender of ADSs to the extent it would require delivery of a fraction of a deposited Ordinary Share or other security. The depositary may charge you a fee and its expenses for instructing the custodian regarding delivery of deposited securities.

What are the Requirements for Depositing and Withdrawing Shares under FEFTA?

Under recent amendments in 2019 to FEFTA, a proposed transferee of our Ordinary Shares who is a Foreign Investor (as defined under FEFTA) must submit an application for pre-clearance to the applicable Japanese governmental authority prior to the transfer of our Ordinary Shares, which approval may take up to 30 days and could be subject to further extension. Prior to accepting Ordinary Shares for deposit in return for the issuance of ADSs, the depositary, which is considered a Foreign Investor for purposes of FEFTA, must obtain pre-clearance from the Japanese governmental authority. Accordingly, investors wishing to deposit Ordinary Shares with the depositary for the issuance of ADSs should notify the depositary at least 30 days prior to such deposit to allow time for the depositary to apply for any required pre-clearance, if not already obtained. The depositary will not accept any Ordinary Shares for deposit until any required pre-clearance has been obtained. In addition, any Foreign Investor expecting to receive delivery of our Ordinary Shares upon surrender of ADSs must also obtain pre-clearance from the applicable Japanese governmental authority prior to accepting delivery, which approval may take up to 30 days and could be subject to further extension. Accordingly, ADS holders who are Foreign Investors wishing to surrender ADSs for the purpose of withdrawing the underlying deposited Ordinary Shares should apply for pre-clearance at least 30 days in advance of such surrender. The depositary will not accept surrender of ADSs for the purpose of withdrawal of Ordinary Shares until it receives assurances satisfactory to the depositary that any required pre-clearance for the delivery of the Ordinary Shares to a Foreign Investor has been obtained.

How do ADS holders interchange between certificated ADSs and uncertificated ADSs?

You may surrender your ADR to the depositary for the purpose of exchanging your ADR for uncertificated ADSs. The depositary will cancel that ADR and will send to the ADS holder a statement confirming that the ADS holder is the registered holder of uncertificated ADSs. Upon receipt by the depositary of a proper instruction from a registered holder of uncertificated ADSs requesting the exchange of uncertificated ADSs for certificated ADSs, the depositary will execute and deliver to the ADS holder an ADR evidencing those ADSs.

Voting Rights

How do you vote?

ADS holders may instruct the depositary how to vote the number of deposited Ordinary Shares their ADSs represent. If we request the depositary to solicit your voting instructions (and we are not required to do so), the depositary will notify you of a shareholders’ meeting and send or make voting materials available to you. Those materials will describe the matters to be voted on and explain how ADS holders may instruct the depositary how to vote. For instructions to be valid, they must reach the depositary by a date set by the depositary. The depositary will try, as far as practical, subject to the laws of Japan and the provisions of our articles of incorporation or similar documents, to vote or to have its agents vote the shares or other deposited securities as instructed by ADS holders. If we do not request the depositary to solicit your voting instructions, you can still send voting instructions, and, in that case, the depositary may try to vote as you instruct, but it is not required to do so.

Except by instructing the depositary as described above, you will not be able to exercise voting rights unless you surrender your ADSs and withdraw the Ordinary Shares. However, you may not know about the meeting enough in advance to withdraw the Ordinary Shares. In any event, the depositary will not exercise any discretion in voting deposited securities and it will only vote or attempt to vote as instructed.

We cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote the Ordinary Shares represented by your ADSs. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that you may not be able to exercise voting rights and there may be nothing you can do if the Ordinary Shares represented by your ADSs are not voted as you requested.

In order to give you a reasonable opportunity to instruct the depositary as to the exercise of voting rights relating to deposited securities, if we request the depositary to act, we agree to give the depositary notice of any such meeting and details concerning the matters to be voted upon at least 45 days in advance of the meeting date.

Fees and Expenses

Persons depositing or withdrawing shares or ADS holders must pay:	For:

$5.00 (or less) per 100 ADSs (or portion of 100 ADSs)

Issuance of ADSs, including issuances resulting from a distribution of shares or rights or other property

Cancellation of ADSs for the purpose of withdrawal, including if the deposit agreement terminates

$.05 (or less) per ADS	Any cash distribution to ADS holders

A fee equivalent to the fee that would be payable if securities distributed to you had been shares and the shares had been deposited for issuance of ADSs	Distribution of securities distributed to holders of deposited securities (including rights) that are distributed by the depositary to ADS holders

$.05 (or less) per ADS per calendar year	Depositary services

Registration or transfer fees	Transfer and registration of shares on our share register to or from the name of the depositary or its agent when you deposit or withdraw shares

Expenses of the depositary	Cable (including SWIFT) and facsimile transmissions (when expressly provided in the deposit agreement) Converting foreign currency to U.S. dollars

Taxes and other governmental charges the depositary or the custodian has to pay on any ADSs or shares underlying ADSs, such as stock transfer taxes, stamp duty or withholding taxes	As necessary

Any charges incurred by the depositary or its agents for servicing the deposited securities	As necessary

The depositary collects its fees for delivery and surrender of ADSs directly from investors depositing shares or surrendering ADSs for the purpose of withdrawal or from intermediaries acting for them. The depositary collects fees for making distributions to investors by deducting those fees from the amounts distributed or by selling a portion of distributable property to pay the fees. The depositary may collect its annual fee for depositary services by deduction from cash distributions or by directly billing investors or by charging the book-entry system accounts of participants acting for them. The depositary may collect any of its fees by deduction from any cash distribution payable (or by selling a portion of securities or other property distributable) to ADS holders that are obligated to pay those fees. The depositary may generally refuse to provide fee-attracting services until its fees for those services are paid.

From time to time, the depositary may make payments to us to reimburse us for costs and expenses generally arising out of establishment and maintenance of the ADS program, waive fees and expenses for services provided to us by the depositary, or share revenue from the fees collected from ADS holders. In performing its duties under the deposit agreement, the depositary may use brokers, dealers, foreign currency dealers, or other service providers that are owned by or affiliated with the depositary and that may earn or share fees, spreads, or commissions.

The depositary may convert currency itself or through any of its affiliates, or the custodian or we may convert currency and pay U.S. dollars to the depositary. Where the depositary converts currency itself or through any of its affiliates, the depositary acts as principal for its own account and not as agent, advisor, broker, or fiduciary on behalf of any other person and earns revenue, including, without limitation, transaction spreads, that it will retain for its own account. The revenue is based on, among other things, the difference between the exchange rate assigned to the currency conversion made under the deposit agreement and the rate that the depositary or its affiliate receives when buying or selling foreign currency for its own account. The depositary makes no representation that the exchange rate used or obtained by it or its affiliate in any currency conversion under the deposit agreement will be the most favorable rate that could be obtained at the time or that the method by which that rate will be determined will be the most favorable to ADS holders, subject to the depositary’s obligation to act without negligence or bad faith. The methodology used to determine exchange rates used in currency conversions made by the depositary is available upon request. Where the custodian converts currency, the custodian has no obligation to obtain the most favorable rate that could be obtained at the time or to ensure that the method by which that rate will be determined will be the most favorable to ADS holders, and the depositary makes no representation that the rate is the most favorable rate and will not be liable for any direct or indirect losses associated with the rate. In certain instances, the depositary may receive dividends or other distributions from us in U.S. dollars that represent the proceeds of a conversion of foreign currency or translation from foreign currency at a rate that was obtained or determined by us and, in such cases, the depositary will not engage in, or be responsible for, any foreign currency transactions and neither it nor we make any representation that the rate obtained or determined by us is the most favorable rate and neither it nor we will be liable for any direct or indirect losses associated with the rate.

Payment of Taxes

You will be responsible for any taxes or other governmental charges payable on your ADSs or on the deposited securities represented by any of your ADSs. The depositary may refuse to register any transfer of your ADSs or allow you to withdraw the deposited securities represented by your ADSs until those taxes or other charges are paid. It may apply payments owed to you or sell deposited securities represented by your ADSs to pay any taxes owed and you will remain liable for any deficiency. If the depositary sells deposited securities, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay to ADS holders any proceeds, or send to ADS holders any property, remaining after it has paid the taxes.

Tender and Exchange Offers; Redemption, Replacement, or Cancellation of Deposited Securities

The depositary will not tender deposited securities in any voluntary tender or exchange offer unless instructed to do so by an ADS holder surrendering ADSs and subject to any conditions or procedures the depositary may establish.

If deposited securities are redeemed for cash in a transaction that is mandatory for the depositary as a holder of deposited securities, the depositary will call for surrender of a corresponding number of ADSs and distribute the net redemption money to the holders of called ADSs upon surrender of those ADSs.

If there is any change in the deposited securities such as a sub-division, combination, or other reclassification, or any merger, consolidation, recapitalization, or reorganization affecting the issuer of deposited securities in which the depositary receives new securities in exchange for or in lieu of the old deposited securities, the depositary will hold those replacement securities as deposited securities under the deposit agreement. If the depositary, however, decides it would not be lawful and practical to hold the replacement securities because those securities could not be distributed to ADS holders or for any other reason, the depositary may instead sell the replacement securities and distribute the net proceeds upon surrender of the ADSs.

If there is a replacement of the deposited securities and the depositary will continue to hold the replacement securities, the depositary may distribute new ADSs representing the new deposited securities or ask you to surrender your outstanding ADSs in exchange for new ADSs identifying the new deposited securities.

If there are no deposited securities underlying ADSs, including if the deposited securities are cancelled, or if the deposited securities underlying ADSs have become apparently worthless, the depositary may call for surrender of those ADSs or cancel those ADSs upon notice to the ADS holders.

Amendment and Termination

How may the deposit agreement be amended?

We may agree with the depositary to amend the deposit agreement and the ADRs without your consent for any reason. If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the depositary for registration fees, facsimile costs, delivery charges, or similar items, or prejudices a substantial right of ADS holders, it will not become effective for outstanding ADSs until 30 days after the depositary notifies ADS holders of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold your ADSs, to agree to the amendment and to be bound by the ADRs and the deposit agreement as amended.

How may the deposit agreement be terminated?

The depositary will initiate termination of the deposit agreement if we instruct it to do so. The depositary may initiate termination of the deposit agreement if

●	90 days have passed since the depositary told us it wants to resign but a successor depositary has not been appointed and accepted its appointment;

●	we delist the ADSs from an exchange in the United States on which they were listed and do not list the ADSs on another exchange in the United States or make arrangements for trading of ADSs on the

●	U.S. over-the-counter market;

●	we delist our shares from an exchange outside the United States on which they were listed and do not list the shares on another exchange outside the United States;

●	the depositary has reason to believe the ADSs have become, or will become, ineligible for registration on Form F-6 under the Securities Act;

●	we appear to be insolvent or enter insolvency proceedings;

●	all or substantially all the value of the deposited securities has been distributed either in cash or in the form of securities;

●	there are no deposited securities underlying the ADSs or the underlying deposited securities have become apparently worthless; or

●	there has been a replacement of deposited securities.

If the deposit agreement will terminate, the depositary will notify ADS holders at least 90 days before the termination date. At any time after the termination date, the depositary may sell the deposited securities. After that, the depositary will hold the money it received on the sale, as well as any other cash it is holding under the deposit agreement, unsegregated and without liability for interest, for the pro rata benefit of the ADS holders that have not surrendered their ADSs. Normally, the depositary will sell as soon as practicable after the termination date.

After the termination date and before the depositary sells, ADS holders can still surrender their ADSs and receive delivery of deposited securities, except that the depositary may refuse to accept a surrender for the purpose of withdrawing deposited securities or reverse previously accepted surrenders of that kind that have not settled if it would interfere with the selling process. The depositary may refuse to accept a surrender for the purpose of withdrawing sale proceeds until all the deposited securities have been sold. The depositary will continue to collect distributions on deposited securities, but, after the termination date, the depositary is not required to register any transfer of ADSs or distribute any dividends or other distributions on deposited securities to the ADSs holder (until they surrender their ADSs) or give any notices or perform any other duties under the deposit agreement except as described in this paragraph.

Limitations on Obligations and Liability

Limits on our Obligations and the Obligations of the Depositary; Limits on Liability to Holders of ADSs

The deposit agreement expressly limits our obligations and the obligations of the depositary. It also limits our liability and the liability of the depositary. We and the depositary:

●	are only obligated to take the actions specifically set forth in the deposit agreement without negligence or bad faith, and the depositary will not be a fiduciary or have any fiduciary duty to holders of ADSs;

●	are not liable if we are or it is prevented or delayed by law or by events or circumstances beyond our or its ability to prevent or counteract with reasonable care or effort from performing our or its obligations under the deposit agreement;

●	are not liable if we or it exercises discretion permitted under the deposit agreement;

●	are not liable for the inability of any holder of ADSs to benefit from any distribution on deposited securities that is not made available to holders of ADSs under the terms of the deposit agreement, or for any special, consequential, or punitive damages for any breach of the terms of the deposit agreement;

●	have no obligation to become involved in a lawsuit or other proceeding related to the ADSs or the deposit agreement on your behalf or on behalf of any other person;

●	may rely upon any documents we believe or it believes in good faith to be genuine and to have been signed or presented by the proper person;

●	are not liable for the acts or omissions of any securities depository, clearing agency, or settlement system; and

●	the depositary has no duty to make any determination or provide any information as to our tax status, or any liability for any tax consequences that may be incurred by ADS holders as a result of owning or holding ADSs or be liable for the inability or failure of an ADS holder to obtain the benefit of a foreign tax credit, reduced rate of withholding, or refund of amounts withheld in respect of tax or any other tax benefit.

In the deposit agreement, we and the depositary agree to indemnify each other under certain circumstances.

Requirements for Depositary Actions

Before the depositary will deliver or register a transfer of ADSs, make a distribution on ADSs, or permit withdrawal of shares, the depositary may require:

●	payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any shares or other deposited securities;

●	satisfactory proof of the identity and genuineness of any signature or other information it deems necessary; and

●	compliance with regulations it may establish, from time to time, consistent with the deposit agreement, including presentation of transfer documents.

The depositary may refuse to deliver ADSs or register transfers of ADSs when the transfer books of the depositary or our transfer books are closed or at any time if the depositary or we think it advisable to do so.

Your Right to Receive the Shares Underlying Your ADSs

ADS holders have the right to cancel their ADSs and withdraw the underlying shares at any time except:

●	when temporary delays arise because: (i) the depositary has closed its transfer books or we have closed our transfer books; (ii) the transfer of shares is blocked to permit voting at a shareholders’ meeting; or (iii) we are paying a dividend on our shares;

●	when you owe money to pay fees, taxes, and similar charges; or

●	when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADSs or to the withdrawal of shares or other deposited securities.

This right of withdrawal may not be limited by any other provision of the deposit agreement.

Direct Registration System

In the deposit agreement, all parties to the deposit agreement acknowledge that the Direct Registration System, also referred to as DRS, and Profile Modification System, also referred to as Profile, will apply to the ADSs. DRS is a system administered by DTC that facilitates interchange between registered holding of uncertificated ADSs and holding of security entitlements in ADSs through DTC and a DTC participant. Profile is a feature of DRS that allows a DTC participant, claiming to act on behalf of a registered holder of uncertificated ADSs, to direct the depositary to register a transfer of those ADSs to DTC or its nominee and to deliver those ADSs to the DTC account of that DTC participant without receipt by the depositary of prior authorization from the ADS holder to register that transfer.

In connection with and in accordance with the arrangements and procedures relating to DRS/Profile, the parties to the deposit agreement understand that the depositary will not determine whether the DTC participant that is claiming to be acting on behalf of an ADS holder in requesting registration of transfer and delivery as described in the paragraph above has the actual authority to act on behalf of the ADS holder (notwithstanding any requirements under the Uniform Commercial Code). In the deposit agreement, the parties agree that the depositary’s reliance on and compliance with instructions received by the depositary through the DRS/Profile system and in accordance with the deposit agreement will not constitute negligence or bad faith on the part of the depositary.

Shareholder Communications; Inspection of Register of Holders of ADSs

The depositary will make available for your inspection at its office all communications that it receives from us as a holder of deposited securities that we make generally available to holders of deposited securities. The depositary will send you copies of those communications or otherwise make those communications available to you if we ask it to. You have a right to inspect the register of holders of ADSs, but not for the purpose of contacting those holders about a matter unrelated to our business or the ADSs.

Jury Trial Waiver

The deposit agreement provides that, to the extent permitted by law, ADS holders waive the right to a jury trial of any claim they may have against us or the depositary arising out of or relating to our Ordinary Shares, the ADSs, or the deposit agreement, including any claim under the U.S. federal securities laws. If we or the depositary opposed a jury trial demand based on the waiver, the court would determine whether the waiver was enforceable in the facts and circumstances of that case in accordance with applicable case law.

You will not, by agreeing to the terms of the deposit agreement, be deemed to have waived our or the depositary’s compliance with U.S. federal securities laws or the rules and regulations promulgated thereunder.

SELLING SHAREHOLDERS

2025 Private Placements

On October 15, 2025, the Company completed the First Closing whereby the Company sold and issued to several First Closing Investors in an initial closing (i) First Closing Prefunded Warrants to purchase up to an aggregate of 12,019,235 Ordinary Shares represented by 2,403,847 ADSs, at an exercise price of $0.0005 per ADS, and (ii) First Closing Ordinary Warrants to purchase up to an aggregate of 12,019,235 Ordinary Shares represented by 2,403,847 ADSs, at an exercise price of $2.72 per ADS, for a total purchase price of $5,000,001.76. The First Closing Prefunded Warrants were immediately exercisable on the date of issuance and will expire when exercised in full and the First Closing Ordinary Warrants were immediately exercisable on the date of issuance and will expire on October 9, 2030. In addition, the First Closing Investors have the right to require the Company to sell to them up to an aggregate of 10,000,000 Ordinary Shares represented by 2,000,000 ADSs, consisting of $2,080,000 of ADSs at a per ADS price of $2.08 and ordinary warrants to purchase up to 1,000,000 ADSs exercisable at $2.72 per ADS, in a subsequent closing and on the same terms and conditions as the First Closing, subject to the Company’s ability to comply with applicable Japanese laws regarding such additional closing. In connection with the First Closing, the Company entered into Purchase Agreements with the First Closing Investors on October 10, 2025.

The First Closing offering was exempt from the registration requirements of the Securities Act pursuant to the exemption for transactions by an issuer not involving any public offering under Section 4(a)(2) of the Securities Act, Rule 506 of Regulation D, Regulation S and in reliance on similar exemptions under applicable state laws. Each First Closing Investor represented to the Company that it is either (i) an accredited investor within the meaning of Rule 501(a) of Regulation D or (ii) a non-U.S. person within the meaning of Regulation S and that it was acquiring the securities in the offering for investment only and not with a view towards, or for resale in connection with, the public sale or distribution thereof. The securities issued in the First Closing were offered without any general solicitation by the Company or its representatives.

The Company engaged Alexander Capital as the Placement Agent for the 2025 Private Placements. Pursuant to the Placement Agency Agreement and as partial compensation to Alexander Capital in connection with the First Closing, the Company also issued to certain employees of Alexander Capital First Closing Placement Agent Warrants to purchase up to 480,770 Ordinary Shares to be represented by up to 96,154 ADSs, at an exercise price of $2.08 per ADS, subject to adjustment set forth therein, which are immediately exercisable and will expire five years from issuance. The First Closing Placement Agent Warrants contain customary piggyback registration and demand registration rights.

On November 18, 2025, the Company completed the Second Closing pursuant to the Purchase Agreements where the Company issued and sold to the Second Closing Investors, for an aggregate purchase price of $2,080,000: (i) Second Closing Prefunded Warrants to purchase up to an aggregate of 1,000,000 ADSs, at an exercise price of $0.0005 per ADS, and (ii) Second Closing Ordinary Warrants to purchase up to an aggregate of 1,000,000 ADSs, at an exercise price of $2.72 per ADS. The Second Closing Prefunded Warrants were immediately exercisable on the date of issuance and will expire when exercised in full. The Second Closing Ordinary Warrants were immediately exercisable and will expire on November 17, 2030.

On November 18, 2025, the Company issued to certain employees of Alexander Capital Second Closing Placement Agent Warrants to purchase up to 40,000 ADSs, representing 200,000 Ordinary Shares, at an exercise price of $2.08 per ADS, subject to adjustment set forth therein, which were immediately exercisable and will expire five years from issuance.

On October 10, 2025, the Company and the investors entered into Registration Rights Agreements in connection with the 2025 Private Placements (the “Registration Rights Agreements”), pursuant to which the Company is required to file an initial registration statement (the “Initial Registration Statement”) with the SEC to register for resale the ADSs and Ordinary Shares issuable pursuant to the Purchase Agreements, within 21 days after the closing date.

We are registering the resale by the Selling Shareholders of the ADSs issuable upon exercise of the 34,719,240 Ordinary Shares to be represented by 6,943,848 ADSs in order to permit the holders of the Exercisable Securities to offer such ADSs for resale from time to time pursuant to this prospectus. The holders of the Exercisable Securities may also sell, transfer or otherwise dispose of all or a portion of the ADSs in transactions exempt from the registration requirements of the Securities Act, or pursuant to another effective registration statement covering those.

Relationships with the Selling Shareholders

Except as described in this prospectus, the Selling Shareholders have not had any material relationship with us within the past three years.

Information About Selling Shareholders’ Offering

The Offered Securities being offered by the Selling Shareholders are those issued or issuable upon exercise of the Exercisable Securities, described above. We are registering the Offered Securities in order to permit the Selling Shareholders to offer the Offered Securities for resale from time to time.

Throughout this prospectus, when we refer to the Offered Securities being registered on behalf of the Selling Shareholders, we are referring to the Offered Securities issued or issuable upon exercise of the Exercisable Securities, and when we refer to the Selling Shareholders in this prospectus, we are referring to the Selling Shareholders identified below, and, as applicable, permitted transferees or other successors-in-interest of the Selling Shareholders that may be identified in a supplement to this prospectus or, if required, a post-effective amendment to the registration statement of which this prospectus is a part.

The table below provides information regarding the beneficial ownership of the Offered Securities by the Selling Shareholders. The second column lists the number of ADSs beneficially owned by the Selling Shareholders. The third column lists the maximum number of Ordinary Shares represented by ADSs being offered in this prospectus by the Selling Shareholders, issuable upon exercise of the Exercisable Securities, without regard to any limitations on the exercise of the Exercisable Securities. The fourth column lists the number of Ordinary Shares, including Ordinary Shares represented by ADSs, beneficially owned after the offering of the Offered Securities and the percentage of outstanding Ordinary Shares, including Ordinary Shares represented by ADSs, assuming the sale of all of the Offered Securities offered by such Selling Shareholders pursuant to this prospectus.

The Selling Shareholders may sell some, all or none of their Offered Securities. We do not know when or whether the Selling Shareholders will exercise their Exercisable Securities nor do we know how long the Selling Shareholders will hold their Offered Securities before selling them, and we currently have no agreements, arrangements or understandings with the Selling Shareholders regarding the exercise of any Exercisable Securities, or the sale or other disposition of any of the Offered Securities. The Offered Securities covered hereby may be offered from time to time by the Selling Shareholders.

Unless otherwise indicated, all information contained in the table below and the footnotes thereto is based upon information provided to us by the Selling Shareholders. The percentage of shares owned prior to the offering is based on the Selling Shareholders’ ownership of ADSs as of December 10, 2025.

	Ordinary Shares, including Ordinary Shares represented by ADSs, Beneficially Owned Prior to this Offering(1)			Maximum Number of Ordinary Shares represented by ADSs to be offered Pursuant to this Prospectus	Ordinary Shares, including Ordinary Shares represented by ADSs, Beneficially Owned After this Offering(1)
Name of Selling Shareholders	Number		Percent	Number	Number	Percent
Sigma9 Capital Ltd.(2)	801,091	(3)	4.99%	10,000,000	0	0%
North York Ltd(4)	801,091	(5)	4.99%	14,423,080	0	0%
Eadwacer Holdings, LLC(6)	1,692,879	(7)	9.99%	1,201,920	0	0%
Strategic Ep LLC(8)	1,692,879	(9)	9.99%	8,413,470	0	0%
Joseph Amato(10)	70,095	(11)	0.46%	70,095	0	0%
Rocco Guidicipietro(10)	70,095	(12)	0.46%	70,095	0	0%
Christopher Carlin(10)	249,330	(13)	1.61%	249,330	0	0%
Matthew Rista(10)	107,500	(14)	0.70%	107,500	0	0%
Paul Messina(10)	70,000	(15)	0.46%	70,000	0	0%
Jonathan Gazdak(10)	113,750	(16)	0.74%	113,750	0	0%
Total	5,668,710		27.10%	34,719,240	0	0%

(1)	Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to securities. The total number of Ordinary Shares issued and outstanding as of December 10, 2025 was 15,252,852, without consideration of the exercise of the Exercisable Securities held by the Selling Shareholders on that date, and without regard to any limitations on exercises. Ordinary Shares subject to options or warrants currently exercisable, or exercisable within 60 days of the date of this prospectus, are counted as outstanding for computing the percentage of the selling shareholders holding such options or warrants but are not counted as outstanding for computing the percentage of any other selling shareholders.

(2)	The business address of Sigma9 Capital Ltd. is Third Floor, The Harbor Center, 42 North Church Street, P.O. Box 196, George Town, Grand Cayman, KYI-1301,Cayman Islands. The director of Sigma9 Capital Ltd. is Jason Butcher.

(3)	This column lists the number of Ordinary Shares, including Ordinary Shares represented by ADSs, beneficially owned by Sigma9 Capital Ltd., based on its ownership of Ordinary Shares, including Ordinary Shares represented by the ADSs, as of December 10, 2025. As of December 10, 2025, Sigma9 Capital Ltd. owns (i) First Closing Prefunded Warrants exercisable for an aggregate of 1,201,925 Ordinary Shares representing 240,385 ADSs; (ii) First Closing Ordinary Warrants exercisable for an aggregate of 1,201,925 Ordinary Shares representing 240,385 ADSs; (iii) Second Closing Prefunded Warrants exercisable for an aggregate of 3,798,075 Ordinary Shares representing 759,615 ADSs; and (iv) Second Closing Ordinary Warrants exercisable for an aggregate of 3,798,075 Ordinary Shares representing 759,615 ADSs. The warrants described above are subject to a beneficial ownership limitation, which provides that Sigma9 Capital Ltd. may not exercise any portion of such warrants to the extent that, after giving effect to such exercise, Sigma9 Capital Ltd. would beneficially own more than 4.99% of the outstanding Ordinary Shares, including Ordinary Shares represented by ADSs, immediately following the issuance of shares pursuant to the exercise.

(4)	According to a Schedule 13D filed with the SEC on October 27, 2025, the business address of North York Ltd is 007 Emily House, 1105 Leeward Highway, Providenciales P.O. Box 666, Turks and Caicos Islands, TKCA1ZZ. Ashwood Leon Forbes is the director of North York Ltd.

(5)	This column lists the number of Ordinary Shares, including Ordinary Shares represented by ADSs, beneficially owned by North York Ltd, based on its ownership of the ADSs, as of December 10, 2025. As of December 10, 2025, North York Ltd owns (i) First Closing Prefunded Warrants exercisable for an aggregate of 7,211,540 Ordinary Shares representing 1,442,308 ADSs; and (ii) First Closing Ordinary Warrants exercisable for an aggregate of 7,211,540 Ordinary Shares representing 1,442,308 ADSs. The warrants described above are subject to a beneficial ownership limitation, which provides that North York Ltd may not exercise any portion of such warrants to the extent that, after giving effect to such exercise, North York Ltd would beneficially own more than 4.99% of the outstanding Ordinary Shares, including Ordinary Shares represented by ADSs, immediately following the issuance of shares pursuant to the exercise.

(6)	According to a Schedule 13G filed with the SEC on October 20, 2025, the business address of Eadwacer Holdings, LLC is 26 New Street, Charleston, SC 29401. Christopher Finn is the manager of Eadwacer Holdings, LLC.

(7)	This column lists the number of Ordinary Shares, including Ordinary Shares represented by ADSs, beneficially owned by Eadwacer Holdings, LLC, based on its ownership of the ADSs, as of December 10, 2025. As of December 10, 2025, Eadwacer Holdings, LLC owns (i) First Closing Prefunded Warrants exercisable for an aggregate of 600,960 Ordinary Shares representing 120,192 ADSs; and (ii) First Closing Ordinary Warrants exercisable for an aggregate of 600,960 Ordinary Shares representing 120,192 ADSs. The warrants described above are subject to a beneficial ownership limitation, which provides that Eadwacer Holdings, LLC may not exercise any portion of such warrants to the extent that, after giving effect to such exercise, Eadwacer Holdings, LLC would beneficially own more than 9.99% of the outstanding Ordinary Shares, including Ordinary Shares represented by ADSs, immediately following the issuance of shares pursuant to the exercise.

(8)	According to a Schedule 13G filed with the SEC on October 20, 2025, the business address of Strategic Ep LLC is 1050 Crowne Pointe Parkway, Suite 500, Atlanta, GA 30338. Alexander Chase Deitch is the manager of Strategic Ep LLC.

(9)	This column lists the number of Ordinary Shares, including Ordinary Shares represented by ADSs, beneficially owned by Strategic Ep LLC, based on its ownership of the ADSs, as of December 10, 2025. As of December 10, 2025, Strategic Ep LLC owns (i) First Closing Prefunded Warrants exercisable for an aggregate of 3,004,810 Ordinary Shares representing 600,962 ADSs; (ii) First Closing Ordinary Warrants exercisable for an aggregate of 3,004,810 Ordinary Shares representing 600,962 ADSs; (iii) Second Closing Prefunded Warrants exercisable for an aggregate of 1,201,925 Ordinary Shares representing 240,385 ADSs; and (iv) Second Closing Ordinary Warrants exercisable for an aggregate of 1,201,925 Ordinary Shares representing 240,385 ADSs. The warrants described above are subject to a beneficial ownership limitation, which provides that Strategic Ep LLC may not exercise any portion of such warrants to the extent that, after giving effect to such exercise, Strategic Ep LLC would beneficially own more than 9.99% of the outstanding Ordinary Shares, including Ordinary Shares represented by ADSs, immediately following the issuance of shares pursuant to the exercise.

(10)	An employee of Alexander Capital. The business address of Alexander Capital is 10 Drs James Parker Blvd, Suite 202 Red Bank, New Jersey 07701. Jonathan Gazdak is the managing director of Alexander Capital.

(11)	This column lists the number of Ordinary Shares, including Ordinary Shares represented by ADSs, beneficially owned by Joseph Amato, based on its ownership of the ADSs, as of December 10, 2025. As of December 10, 2025, Joseph Amato owns (i) First Closing Placement Agent Warrant exercisable for an aggregate of 52,595 Ordinary Shares representing 10,519 ADSs; and (ii) Second Closing Placement Agent Warrant exercisable for an aggregate of 17,500 Ordinary Shares representing 3,500 ADSs.

(12)	This column lists the number of Ordinary Shares, including Ordinary Shares represented by ADSs, beneficially owned by Rocco Guidicipietro, based on its ownership of the ADSs, as of December 10, 2025. As of December 10, 2025, Rocco Guidicipietro owns (i) First Closing Placement Agent Warrant exercisable for an aggregate of 52,595 Ordinary Shares representing 10,519 ADSs; and (ii) Second Closing Placement Agent Warrant exercisable for an aggregate of 17,500 Ordinary Shares representing 3,500 ADSs.

(13)	This column lists the number of Ordinary Shares, including Ordinary Shares represented by ADSs, beneficially owned by Christopher Carlin, based on its ownership of the ADSs, as of December 10, 2025. As of December 10, 2025, Christopher Carlin owns (i) First Closing Placement Agent Warrant exercisable for an aggregate of 169,330 Ordinary Shares representing 33,866 ADSs; and (ii) Second Closing Placement Agent Warrant exercisable for an aggregate of 80,000 Ordinary Shares representing 16,000 ADSs.

(14)	This column lists the number of Ordinary Shares, including Ordinary Shares represented by ADSs, beneficially owned by Matthew Rista, based on its ownership of the ADSs, as of December 10, 2025. As of December 10, 2025, Matthew Rista owns (i) First Closing Placement Agent Warrant exercisable for an aggregate of 75,000 Ordinary Shares representing 15,000 ADSs; and (ii) Second Closing Placement Agent Warrant exercisable for an aggregate of 32,500 Ordinary Shares representing 6,500 ADSs.

(15)	This column lists the number of Ordinary Shares, including Ordinary Shares represented by ADSs, beneficially owned by Paul Messina, based on its ownership of the ADSs, as of December 10, 2025. As of December 10, 2025, Paul Messina owns (i) First Closing Placement Agent Warrant exercisable for an aggregate of 50,000 Ordinary Shares representing 10,000 ADSs; and (ii) Second Closing Placement Agent Warrant exercisable for an aggregate of 20,000 Ordinary Shares representing 4,000 ADSs.

(16)	This column lists the number of Ordinary Shares, including Ordinary Shares represented by ADSs, beneficially owned by Jonathan Gazdak, based on its ownership of the ADSs, as of December 10, 2025. As of December 10, 2025, Jonathan Gazdak owns (i) First Closing Placement Agent Warrant exercisable for an aggregate of 81,250 Ordinary Shares representing 16,250 ADSs; and (ii) Second Closing Placement Agent Warrant exercisable for an aggregate of 32,500 Ordinary Shares representing 6,500 ADSs.

PLAN OF DISTRIBUTION

The Selling Shareholders may sell all or a portion of the ADSs beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the ADSs are sold through underwriters or broker-dealers, the Selling Shareholders will be responsible for underwriting discounts or commissions or agent’s commissions. The ADSs may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions:

●	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

●	in the over-the-counter market;

●	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

●	through the writing of options, whether such options are listed on an options exchange or otherwise;

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	short sales;

●	sales pursuant to Rule 144 under the Securities Act;

●	broker-dealers may agree with the Selling Shareholders to sell a specified number of such shares at a stipulated price per share;

●	a combination of any such methods of sale; and

●	any other method permitted pursuant to applicable law.

The Selling Shareholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Shareholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Shareholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121, and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

In connection with the sale of the securities or interests therein, the Selling Shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may, in turn, engage in short sales of the securities in the course of hedging the positions it assumes. The Selling Shareholders may also sell securities short and deliver these securities to close out its short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Shareholders may also enter into options or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Shareholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The Selling Shareholders have informed us that they do not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

We are required to pay certain fees and expenses incurred by us incident to the registration of the securities. We have agreed to indemnify the Selling Shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective until the Selling Shareholders do not own any securities of the Company.

The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market-making activities with respect to the Offered Securities for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the Offered Securities by the Selling Shareholders or any other person. We will make copies of this prospectus available to the Selling Shareholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

This offering will terminate on the date that all of the ADSs offered by this prospectus have been sold by the Selling Shareholders.

The ADSs are currently listed on the Nasdaq Capital Market under the symbol “ELWS.”

EXPENSES

The following table sets forth the estimated costs and expenses payable by the registrant expected to be incurred in connection with the issuance and distribution of the Offered Securities being registered hereby. All of such expenses are estimates, except for the SEC registration fee.

Securities and Exchange Commission Registration Fee	$5,735
Legal Fees and Other Expenses	$442,000
Accounting Fees and Expenses	$5,000
Miscellaneous Expenses	$3,825
Total Expenses	$456,560

LEGAL MATTERS

We are being represented by Hunter Taubman Fischer & Li LLC with respect to certain legal matters as to United States federal securities and New York State law. The validity of the ADSs offered in this offering and certain other legal matters as to Japan law will be passed upon for us by Misono Sogo Law Offices, our counsel as to Japan law.

EXPERTS

The consolidated financial statements for the fiscal years ended April 30, 2025, 2024 and 2023 incorporated herein by reference to the 2025 Annual Report have been so incorporated in reliance on the report of WWC, P.C., an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. The address of WWC, P.C. is located at 2010 Pioneer Court, San Mateo, CA 94403.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We have elected to incorporate the following documents into this prospectus, together with all exhibits filed therewith or incorporated therein by reference, to the extent not otherwise amended or superseded by the contents of this prospectus:

(1)	our annual report on Form 20-F for the fiscal year ended April 30, 2025, filed with the SEC on August 27, 2025;

(2)	Our current reports on Form 6-K filed with the SEC on September 22, 2025, September 23, 2025, October 21, 2025, October 30, 2025, November 6, 2025, November 12, 2025, and November 21, 2025;

(3)	the description of our ADSs contained in our registration statement on Form 8-A, filed with the SEC on July 21, 2023, and any amendment or report filed for the purpose of updating such description;

(4)	any future annual reports on Form 20-F filed with the SEC after the date of this prospectus and prior to the termination of the offering of the securities offered by this prospectus; and

(5)	any future reports of foreign private issuer on Form 6-K that we furnish to the SEC after the date of this prospectus that are identified in such reports as being incorporated by reference into the registration statement of which this prospectus forms a part.

The 2025 Annual Report contains a description of our business and audited consolidated financial statements with reports by our independent auditors. These statements were prepared in accordance with U.S. GAAP.

Unless expressly incorporated by reference, nothing in this prospectus shall be deemed to incorporate by reference information furnished to, but not filed with, the SEC. Copies of all documents incorporated by reference in this prospectus, other than exhibits to those document unless such exhibits are specially incorporated by reference in this prospectus, will be provided at no cost to each person, including any beneficial owner, who receives a copy of this prospectus on the written or oral request of that person made to:

Earlyworks Co., Ltd.

5-7-11, Ueno, Taito-ku

Tokyo, Japan 110-0005

+81 03-5614-0978

You should rely only on the information that we incorporate by reference or provide in this prospectus. We have not authorized anyone to provide you with different information. We are not making any offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained or incorporated in this prospectus by reference is accurate as of any date other than the date of the document containing the information.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form F-1, including relevant exhibits and schedules under the Securities Act, covering the Offered Securities offered by this prospectus. You should refer to our registration statements and their exhibits and schedules if you would like to find out more about us and about the Offered Securities. This prospectus summarizes material provisions of contracts and other documents that we refer you to. Since the prospectus may not contain all the information that you may find important, you should review the full text of these documents.

We are subject to periodic reporting and other informational requirements of the Exchange Act, as applicable to foreign private issuers. Accordingly, we are required to file reports, including annual reports on Form 20-F, and other information with the SEC. As a foreign private issuer, we are exempt from the rules of the Exchange Act prescribing the furnishing and content of proxy statements to shareholders under the federal proxy rules contained in Sections 14(a), (b) and (c) of the Exchange Act, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act.

The SEC maintains a website that contains reports, proxy statements, and other information about issuers, such as us, who file electronically with the SEC. The address of that website is http://www.sec.gov. The information on that website is not a part of this prospectus.

No dealers, salesperson, or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

6,943,848 ADSs, Each ADS Representing Five Ordinary Shares

Earlyworks Co., Ltd.

Prospectus dated December 10, 2025